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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                SCHEDULE 14D-9
                               (Amendment No. 2)


               Solicitation/Recommendation Statement Pursuant to
         Section Rule 14(d)(4) of the Securities Exchange Act of 1934

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                             SCOR U.S. CORPORATION
                           (Name of Subject Company)


                             SCOR U.S. CORPORATION
                       (Name of Person Filing Statement)

                    Common Stock, par value $0.30 per share
                        (Title of Class of Securities)

                                   784027104
                     (CUSIP Number of Class of Securities)


                                John T. Andrews
                   Senior Vice President and General Counsel
                             2 World Trade Center
                        New York, New York  10048-0178
                          Telephone:  (212) 912-0017

(Name, address (including zip code) and telephone number (including area code)
     of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copy to:
                            Phillip R. Mills, Esq.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                              New York, NY 10017
                                (212) 450-4000

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         This Amendment No. 2 amends and supplements the
Solicitation/Recommendation Statement on Schedule 14D-9, as amended (the "Schedule 14D-9") of SCOR U.S. Corporation, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission on November 9, 1995, relating to the tender offer for all outstanding shares of common stock, par value $.30 per share, of the Company by SCOR Merger Sub Corporation, a Delaware corporation. Terms not defined herein shall have the meaning set forth on the Schedule 14D-9.

Item 9.  Materials to be Filed as Exhibits.

Item 9(b) is hereby amended by adding the following Exhibit thereto:

      Exhibit 7(*) - Opinion of Dillon, Read & Co. Inc. dated November 2, 1995.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 6, 1995          SCOR U.S. Corporation




                                 By:  /s/ Jerome Karter
                                    ----------------------
                                    Name:   Jerome Karter
                                    Title:  President and
                                            Chief Executive Officer


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(*) This Exhibit replaces Exhibit 7 in its entirety previously filed with the
    Schedule 14D-9.